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                                                                    Exhibit 99.2

                                    AGREEMENT

         AGREEMENT made as of this 31st day of January, 2003, by and between BRESLER FAMILY INVESTORS, L.L.C., with an address of 10401 Grosvenor Place, Apartment 1703, Rockville, MD 20852 ("Bresler") and Fleur S. Bresler, with an address of 10401 Grosvenor Place, Apartment 1703, Rockville, MD 20852(the "Shareholder").

                                   Background

         The Shareholder is the record owner of 143,977 shares ("Shares") of the voting common stock, par value $0.01 per share (the "Common Stock"), of Bresler & Reiner, Inc. (the "Corporation"). Bresler and the Shareholder have agreed that the Shareholder will grant Bresler certain rights with respect to Shares held by the Shareholder, on the terms and conditions set forth herein.

         NOW, THEREFORE, in exchange for the mutual covenants and agreements contained herein, the payment of $71,988.50 by Bresler to the Shareholder upon execution of this Agreement and other good and valuable consideration, the receipt of which is hereby expressly acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Restrictions on Transfers.

            (a) If at any time during the Term (as defined below), the Shareholder decides to sell, gift, or otherwise dispose of Shares (including both Shares held by the Shareholder on the date hereof and any Shares hereafter acquired by the Shareholder) (a "Transfer") to another person, either (i) in an "over the counter" open market transaction, or (ii) pursuant to the terms of a bona fide offer to purchase such Shares (including without limitation any tender offer for shares of Common Stock), the Shareholder must first give Bresler written notice of such decision and offer to sell such Shares (the "Offered Shares") to Bresler either (A) in the case described in clause (i) above, for cash equal to the mean between the closing "bid" and "ask" prices on the date of such notice as reported by the OTCBB or such other quotation system on which "bid" and "ask" prices in the Common Stock are then being reported, or (B) at the same price and on the same terms and conditions as the proposed sale pursuant to a bona fide offer described in clause (ii) above. Such notice and offer shall state whether the offer is under clause (i) or (ii) and, if under clause (ii), shall state the identity of the offeror and the terms and conditions of the proposed sale.

            (b) Notwithstanding the foregoing, the Shareholder may Transfer all or any part of his or her Shares to any one or more of the Shareholder's spouse and/or lineal descendants or any partnership or trust for the Shareholder and/or his or her spouse and/or lineal descendants (each, a "Permitted Transferee") and any such Permitted Transferees may re-Transfer such Shares to the Shareholder, without complying with the provisions of this Agreement, provided that any such Transfer shall be made subject to all of the terms of this Agreement and shall be ineffective unless the Permitted Transferee (or the guardian of a minor Permitted Transferee) agrees in writing to be bound by this Agreement.

            (c) For purposes of this Agreement, "Term" shall mean one (1) year from the date hereof, provided that Bresler may extend the Term for up to two
(2) additional one (1) year periods each upon written notice to the Shareholder prior to the expiration of the then-current term accompanied by payment of a fee for the extension equal to $0.50 per Share.


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         2. Purchase Option.

            (a) Upon receipt of a notice and offer from the Shareholder pursuant to Subparagraph 1(a), Bresler may elect to purchase all, but not less than all, of the Offered Shares by giving written notice of such election to the Shareholder within one (1) business day from receipt of such notice. In the case of an offer and notice pursuant to Subparagraph 1(a)(i), the purchase price shall be due and payable no later than three (3) business days following notice of acceptance of the offer, upon tender of certificates evidencing the Shares duly endorsed for transfer. In the case of an offer and notice pursuant to Subparagraph 1(a)(ii) above, payment of the purchase price shall be in accordance with the bona fide offer.

            (b) If Bresler shall fail to accept the offer pursuant to Paragraph 1 above within the time period set forth above as to all Offered Shares, the Shareholder may, within sixty (60) days thereafter, sell all of such Offered Shares on the open market (if notice was given under Subparagraph 1(a)(i)) or pursuant to the original bona fide offer transmitted to Bresler and on the terms and conditions set forth in the notice to Bresler of such bona fide offer (where notice was given under Subparagraph 1(a)(ii)), free and clear of this Agreement. If such sale of the Offered Shares on the open market or pursuant to said bona fide offer, as the case may be, is not consummated within said sixty (60) day period, such sale shall not be permitted and the Offered Shares once again shall be subject to all of the restrictions of this Agreement.

            (c) If nonfungible property such as securities or real estate constitutes a portion of the purchase price due and payable pursuant to the bona fide offer and such bona fide offer depends on the unique situation of the bona fide offeree, or otherwise cannot be precisely duplicated by anyone other than the bona fide offeree, purchases by Bresler pursuant to an offer under Subparagraph 1(a)(ii) shall be made for a consideration and upon terms and conditions which constitute the reasonable economic equivalent of the purchase price and terms of the bona fide offer, as mutually determined by the parties. For purposes of this Subparagraph 2(c), Bresler's promissory note shall be considered the reasonable economic equivalent of the promissory note of the bona fide offeree notwithstanding any differences in the financial condition of Bresler and such bona fide offeree.

            (d) If Bresler fails to pay the purchase price when due, the Shareholder may elect to (a) rescind the sale, in which case the Shares can be held or sold, free and clear of this Agreement; or (b) declare Bresler in default, and pursue Bresler by any and all legal measures and exercise any remedy available under applicable law.

         3. Agreement regarding Certain Actions. The Shareholder agrees that, during the Term, the Shareholder shall not, without Bresler's consent:

            (a) assist any person in connection with any attempt to acquire, directly or indirectly, record or beneficial ownership of any securities of the Corporation (including without limitation rights to acquire securities); or

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            (b) participate in any transaction in which it or its affiliates may
(i) except with Bresler, directly or indirectly participate in or encourage the formation of any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which owns or seeks or offers to acquire record or beneficial ownership of voting securities of the Corporation (including rights to acquire such voting securities) or which seeks or offers to affect control of the Corporation, (ii) except with Bresler, otherwise act alone or in concert with others to seek to control or influence the management, the Board of Directors or the policies of the Corporation, (iii) alone or in concert with others, solicit proxies with respect to any annual or special meeting of shareholders of the Corporation, or (vi) advise, assist or encourage any other persons in connection with any of the foregoing; or

            (c) vote any Shares in favor of any merger, reorganization, recapitalization, dissolution or liquidation of the Corporation, or any sale of assets of the Corporation. The Shareholder further agrees that at any annual or special meeting of the shareholders of the Corporation at which directors are elected, the Shareholder shall vote all Shares for the election of directors in the manner directed by Bresler.

         4. Specific Performance. Because of the unique character of the Shares, the Shareholder acknowledges that Bresler will be irreparably damaged if this Agreement is not specifically enforced. If any dispute arises concerning the sale or disposition of such Shares, the Shareholder agrees that an injunction shall be issued at Bresler's request to restrain any Transfer pending the determination of such controversy. This Agreement shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall be cumulative and not exclusive, shall not be exhausted upon any exercise and shall be in addition to any other remedy which any party may possess.

         5. Notices, Offers, Acceptances and Rejections.

            (a) Any notice required to be given, or any offer, acceptance or rejection made pursuant to the provisions of this Agreement shall be sufficient if made in writing and personally delivered or sent by certified mail, postage prepaid, to the addresses set forth in the heading of this Agreement or to such other address as either party indicates by notice given pursuant to this Paragraph. Notice may be sent by facsimile to Bresler at (301) 230-2344. A copy of each notice to Bresler shall be sent to Lawrence D. Rovin, Esq., Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 260 S. Broad Street, Philadelphia, PA 19102, facsimile: (215) 569-2898.

            (b) Whenever a period of time is to be computed from the date of receipt of an item of certified mail, such period shall be computed from the fifth (5th) day following the date of mailing if delivery of the certified mail item is refused by the party to whom it was directed.

         6. Miscellaneous.

            (a) No failure to act upon any default or to exercise any right or remedy hereunder shall constitute a waiver of such default (unless cured) or any subsequent default or of such right or remedy.


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            (b) No amendment or modification of this Agreement shall be effective unless made in writing and executed by both parties.

            (c) This Agreement and the interpretation and enforcement of the terms hereof shall be governed by the laws (other than the laws of conflict of laws) of the State of Delaware. The parties consent to subject themselves to the jurisdiction of the courts of the State of Delaware for all causes of action, whether in law or equity, which may arise among themselves with respect to this Agreement. The parties further agree that any suit, action or proceeding shall be instituted only in the Courts of the State of Delaware or the United States District Court for the District of Delaware.

            (d) This instrument contains the entire agreement of the parties hereto, and there are no promises or understandings not herein expressed made as an inducement to the execution of this instrument or otherwise.

            (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

            (f) This Agreement shall inure to the benefit of and shall be legally binding upon the parties hereto and the heirs, successors and assigns of them and each of them.

            (g) This Agreement is exclusively for the benefit of the parties to it and there are no third parties intended to benefit from it in any way whatsoever.

         IN WITNESS WHEREOF, this instrument has been executed the day and year first above written.



                                          SHAREHOLDER:


                                          /s/ Fleur S. Bresler
                                          --------------------------------------
                                          Fleur S. Bresler

                                          BRESLER FAMILY INVESTMENTS, L.L.C.


                                          By: /s/ Charles S. Bresler
                                              ----------------------------------
                                              Name:  Charles S. Bresler
                                              Title: Manager


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